Multi-Tech International, Corp.

                             BUSINESS CONSULTANT AGREEMENT

This agreement dated June 10, 2003, is made By and Between: Multi-Tech International, Corp., herein referred to as "Company" and Red Room LLC a New Jersey LLC with offices located at 83 Virginia Avenue, Mannesquan New Jersey 08736, herein referred to as "Consultant".

                              W I T N E S S E T H :

1. Consultation Services:

The Company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers, employees and consultants of the Company concerning matters relating to the management and organization of the company, including but not limited to serve as consultant on short and long term trade and economic development initiatives; recommend, design and implement strategies for team development, market research, budgeting, marketing materials, primary market development, due diligence, territory/corporate licensing, product, and service marketing/sales programs, and public relations programs, service provided by the Consultant, which include recommendations for resolving disputes and to generally consult any matter arising out of the business affairs of the Company, which are accepted and agreed to by the Consultant. The Consultant will issue timely and clearly written reports for each service provided.


2. Terms of Agreement:

This agreement will begin June 12, 2003and will end June 11, 2004. Either party may cancel this agreement on seven (7) days notice to the other party in writing. Shares issued to consultant up to termination shall be considered payment in full for the contract. All remaining aggregate unissued shares will be retained by the Company.


3. Time Devoted by Consultant:

Consultant will spend sufficient time to fulfill its obligations under this agreement. The particular amount of time may vary from day to day or week to week.


4. Payment to Consultant:

For the services rendered by the Consultant as set forth herein the Consultant will be paid an aggregate of 2,000,000 shares of the Company's common stock as follows: 500,000 within seven days of the execution of this Agreement and 125,000 shares on each one month anniversary of this agreement during the 12 months that this Agreement is in effect. All of such shares shall be registered on a Form S-8.


5. Independent Contractor:

Both the Company and the Consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6. Confidential Information:

The Consultant agrees that any information received by the consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.


7.  Representation.

The Consultant represents that he is familiar with securities laws (both federal and state) and is receiving the shares of common stock set forth herein for the services rendered pursuant to the terms of this agreement. The services to be performed by the consultant do not include any form of capital raising activities. The Consultant is a sophisticated investor and is aware of the risks involved in accepting shares of common stock in lieu of cash compensation. The Consultant is an accredited investor as defined under Regulation D.


8. Signatures:

Both the company and the consultant agree to the above contract:

Accepted by:                                      Accepted by:

/s/ Jack Craciun III                           /s/Mr. Craig Cardillo
----------------------                         ------------------------
Mr. Jack Craciun III                             Mr. Craig Cardillo
Chairman / President                             Authorized Signatory
Multi-Tech International, Corp.                  Red Room LLC

Dated:  6/13/03                                   Dated:  6/12/03